                                                                    EXHIBIT 21.1


                      SUBSIDIARIES OF MESA AIR GROUP, INC.


MESA AIRLINES, INC. - 2325 East 30th Street, Farmington, NM. Mesa Airlines, Inc. holds the airline operating divisions of Mesa Air Group, Inc.

AIR MIDWEST, INC. - 2203 Air Cargo Road, Wichita, Kansas. Air Midwest, Inc. was acquired by Mesa Air Group, Inc. on July 12, 1991 and is doing business as US Airways Express pursuant to a code-sharing agreement with US Airways, Inc.

WESTAIR HOLDING, INC. - 5570 Air Terminal Drive, Fresno, California. WestAir Holding, Inc. was acquired by Mesa Air Group, Inc. on May 29, 1992 and is the holding company for WestAir Commuter Airlines, Inc. and Regional Aircraft Services, Inc.

WESTAIR COMMUTER AIRLINES, INC. - 5570 Air Terminal Drive, Fresno, California. WestAir Commuter Airlines, Inc. was acquired as a subsidiary of WestAir Holding, Inc. by Mesa Air Group, Inc. on May 29, 1992 and is doing business as United Express pursuant to a code-sharing agreement with United Air Lines, Inc.

REGIONAL AIRCRAFT SERVICES, INC. - Reading Municipal Airport, 184 West Apron Drive, Reading, PA 19605. Regional Aircraft Services, Inc. provides aircraft and engine maintenance service to Mesa.

FCA, INC. DBA FOUR CORNERS AVIATION, INC. - 1260 West Navajo, Farmington, New Mexico 87401. Four Corners was acquired in 1992 and is a fixed base operation.

MPD, INC. DBA MESA PILOT DEVELOPMENT - 2325 East 30th Street, Farmington, New Mexico 87401. Mesa Pilot Development began operations in 1989 and provides flight training coordination with a community college.

MAGI INSURANCE, LTD. - P. O. Box 1304, Financial Services Centre, Bishop's Court Hill, St. Michael, Barbados, WI. Magi Insurance, Ltd., is an insurance company established for the purpose of obtaining favorable insurance rates.

MESA LEASING, INC. - 3753 Howard Hughes Parkway, Suite 200, Las Vegas, Nevada. Mesa Leasing, Inc. is a Nevada corporation established to aid in the acquisition and leasing of aircraft.